Exhibit 99.2

MIDSOUTH BANK

Consolidated Financial Statements

December 31, 2013, 2012 and 2011

(With Independent Auditor’s Report Thereon)

Murfreesboro, Tennessee

Management Report on Internal Control Over Financial Reporting

The management of MidSouth Bank (the Bank) is responsible for establishing and maintaining adequate internal control over financial reporting. The Bank’s internal control system was designed to provide reasonable assurance to MidSouth Bank’s management and board of directors regarding the preparation and fair presentation of published financial statements. All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.

MidSouth Bank’s management assessed the effectiveness of the Bank’s internal control over financial reporting as of December 31, 2013. In making this assessment, it used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in “Internal Control—Integrated Framework (1992).” Based on our assessment we believe that, as of December 31, 2013, the Bank’s internal control over financial reporting is effective based on those criteria.

The Bank’s independent registered public accounting firm is not required to issue, and has not issued, any audit report on management’s assessment of the Bank’s internal control over financial reporting.

Lee M. Moss	Kevin D. Busbey
Chairman & Chief Executive Officer	Chief Financial Officer (Principal financial and principal accounting officer)

MAGGART & ASSOCIATES, P.C.
Public Accountants
Stephen M. Maggart, CPA, ABV, CFF Mark Allen, CPA James M. Lawson, CPA Todd Maggart, CPA, ABV, CFF	A Tennessee Professional Corporation 150 FOURTH AVENUE, NORTH SUITE 2150 NASHVILLE, TENNESSEE 37219-2417 Telephone (615) 252-6100 Facsimile (615) 252-6105	Michael F. Murphy, CPA Jason Ricciardi, CPA David B. von Dohlen, CPA Keith Wilson, CPA, CITP

Independent Auditor’s Report

The Board of Directors and

Shareholders of MidSouth Bank

We have audited the accompanying consolidated balance sheets of MidSouth Bank and subsidiary as of December 31, 2013 and 2012, and the related consolidated statements of earnings, comprehensive earnings (losses), changes in shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2013. These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MidSouth Bank and subsidiary as of December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

Nashville, Tennessee

March 14, 2014

MIDSOUTH BANK

Consolidated Balance Sheets

December 31, 2013 and 2012

(In Thousands, Except Share Amounts)	2013	2012
ASSETS
Loans, less allowance for loan losses of $2,799 and $3,088, respectively	$168,111	$137,790
Securities available-for-sale, at market (amortized cost of $79,170 and $68,703, respectively)	77,850	69,925
Loans held for sale	2,029	2,841
Restricted equity securities	1,549	1,550
Certificates of deposit at other financial institutions	1,732	1,482
Interest-bearing accounts at other financial institutions	9,355	25,764

Total earning assets	260,626	239,352

Cash and due from banks	2,041	1,598
Bank premises and equipment, net	8,642	8,865
Accrued interest receivable	851	745
Foreclosed assets	800	800
Bank-owned life insurance	3,090	—
Other assets	570	939

Total assets	$276,620	$252,299

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$241,948	$221,752
Securities sold under agreement to repurchase	980	1,044
FHLB advance	5,000	—
Accrued interest payable	32	52
Accounts payable and other liabilities	993	783

Total liabilities	248,953	223,631

COMMITMENTS AND CONTINGENCIES
Shareholders’ equity:
Preferred stock, par value $1 per share, authorized 20,000,000 shares, 1,259,907 and 1,265,078 shares issued and outstanding, respectively	1,260	1,265
Common stock, par value $1 per share, authorized 20,000,000 shares, 3,872,923 and 3,855,577 shares issued and outstanding, respectively	3,873	3,856
Additional paid-in capital	39,850	39,825
Deficit	(15,996)	(17,500)
Accumulated other comprehensive (loss) income	(1,320)	1,222

Total shareholders’ equity	27,667	28,668

Total liabilities and shareholders’ equity	$276,620	$252,299

See accompanying notes to consolidated financial statements.

MIDSOUTH BANK

Consolidated Statements of Earnings

For the Three Years Ended December 31, 2013

(In Thousands, Except Per Share Amounts)	2013	2012	2011
Interest income:
Interest and fees on loans	$8,296	$7,992	$8,518
Interest and dividends on taxable securities	1,388	1,462	1,456
Interest and dividends on restricted equity securities	81	80	75
Interest on interest-bearing balances at other financial institutions	64	40	32

Total interest income	9,829	9,574	10,081

Interest expense:
Interest on negotiable order of withdrawal accounts	61	62	65
Interest on money market and other savings accounts	231	223	237
Interest on certificates of deposit	622	939	1,304
Interest on Fed funds purchased and securities sold under agreement to repurchase	2	7	17
Interest on advances from FHLB	—	—	17

Total interest expense	916	1,231	1,640

Net interest income before provision for loan losses	8,913	8,343	8,441
Provision for loan losses	—	(470)	400

Net interest income after provision for loan losses	8,913	8,813	8,041
Non-interest income	3,151	2,251	1,962
Non-interest expense	10,560	9,463	8,941

Earnings before income taxes	1,504	1,601	1,062
Income taxes	—	—	—

Earnings	$1,504	$1,601	$1,062

Basic earnings per common share	$0.39	$0.42	$0.28

Diluted earnings per common share	$0.23	$0.24	$0.17

See accompanying notes to consolidated financial statements.

MIDSOUTH BANK

Consolidated Statements of Comprehensive Earnings (Losses)

For the Three Years Ended December 31, 2013

(In Thousands)	2013	2012	2011
Net earnings	$1,504	$1,601	$1,062
Other comprehensive earnings (losses):
Unrealized gains on available-for-sale securities arising during period	(2,540)	343	1,033
Less: Reclassification adjustment for gains included in net earnings	(2)	(11)	(144)

Other comprehensive earnings (losses)	(2,542)	332	889

Comprehensive earnings (losses)	$(1,038)	$1,933	$1,951

See accompanying notes to consolidated financial statements.

MIDSOUTH BANK

Consolidated Statements of Changes in Shareholders’ Equity

For the Three Years Ended December 31, 2013

(In Thousands)	Preferred Stock	Common Stock	Additional Paid-In Capital	Deficit	Accumulated Other Comprehensive Income (Loss)	Total
Balance December 31, 2010	$1,025	$3,843	$38,697	$(20,163)	$1	$23,403
Issuance of 965 shares from exercise of detachable warrants	—	1	1	—	—	2
Issuance of 242,350 shares from sales of Series 2011-A Preferred Stock	242	—	1,083	—	—	1,325
Conversion of 2,000 shares of Series 2009A Preferred Stock to 4,000 shares of common stock	(2)	4	(2)	—	—	—
Stock-based compensation expense	—	—	11	—	—	11
Net change in unrealized gains on available-for-sale securities during the year	—	—	—	—	889	889
Earnings for the period	—	—	—	1,062	—	1,062

Balance December 31, 2011	1,265	3,848	39,790	(19,101)	890	26,692
Issuance of 7,297 shares from exercise of detachable warrants	—	8	16	—	—	24
Stock-based compensation expense	—	—	19	—	—	19
Net change in unrealized gains on available-for-sale securities during the year	—	—	—	—	332	332
Earnings for the period	—	—	—	1,601	—	1,601

Balance December 31, 2012	1,265	3,856	39,825	(17,500)	1,222	28,668
Issuance of 7,004 shares from exercise of detachable warrants	—	7	18	—	—	25
Conversion of 5,171 shares of Series 2009A Preferred Stock to 10,342 shares of common stock	(5)	10	(5)	—	—	—
Stock-based compensation expense	—	—	12	—	—	12
Net change in unrealized losses on available-for-sale securities during the year	—	—	—	—	(2,542)	(2,542)
Earnings for the period	—	—	—	1,504	—	1,504

Balance December 31, 2013	$1,260	$3,873	$39,850	$(15,996)	$(1,320)	$27,667

See accompanying notes to consolidated financial statements.

MIDSOUTH BANK

Consolidated Statements of Cash Flows

For the Three Years Ended December 31, 2013

(In Thousands)	2013	2012	2011
Cash flows from operating activities:
Interest received	$10,968	$10,650	$10,566
Fees received	1,640	1,598	1,496
Proceeds from sale of loans	50,817	30,676	22,032
Origination of loans held for sale	(48,592)	(31,567)	(20,617)
Interest paid	(936)	(1,249)	(1,700)
Cash paid to suppliers and employees	(9,465)	(8,434)	(7,152)

Net cash provided by operating activities	4,432	1,674	4,625

Cash flows from investing activities:
Purchase of available-for-sale securities	(42,299)	(26,353)	(35,894)
Repayments of mortgage-backed securities	14,498	15,239	9,546
Purchase of restricted equity securities	(44)	(49)	(90)
Proceeds from sales of available-for-sale securities	15,591	4,556	13,761
Proceeds from sales of restricted equity securities	45	—	18
Proceeds from maturities/calls of available-for-sales securities	500	2,000	—
Net increases in certificates of deposit at other financial institutions	(250)	(1,482)	—
Loans made to customers, net of repayments	(30,321)	(512)	15,165
Purchases of bank-owned life insurance	(3,000)	—	—
Purchases of premises and equipment	(310)	(540)	(504)
Capitalized costs related to foreclosed assets	—	(62)	—
Proceeds from insurance claims	35	38	—
Proceeds from sales of foreclosed assets	—	548	302

Net cash (used in) provided by investing activities	(45,555)	(6,617)	2,304

Cash flows from financing activities:
Net increase in non-interest-bearing, savings and NOW deposit accounts	28,773	23,022	10,509
Net decrease in time deposits	(8,577)	(5,902)	(10,767)
Proceeds from (repayments of) advances from the FHLB	5,000	—	(941)
(Decrease) increase in securities sold under agreement to repurchase	(64)	(5,508)	2,493
Proceeds from sale of common stock	25	24	2
Proceeds from sale of preferred stock	—	—	1,325

Net cash provided by financing activities	25,157	11,636	2,621

Net (decrease) increase in cash and cash equivalents	(15,966)	6,693	9,550
Cash and cash equivalents at beginning of year	27,362	20,669	11,119

Cash and cash equivalents at end of year	$11,396	$27,362	$20,669

See accompanying notes to consolidated financial statements.

MIDSOUTH BANK

Consolidated Statements of Cash Flows, Continued

For the Three Years Ended December 31, 2013

(In Thousands)	2013	2012	2011
Reconciliation of earnings to net cash provided by operating activities:
Earnings	$1,504	$1,601	$1,062
Adjustments to reconcile earnings to net cash provided by operating activities:
Depreciation	497	446	542
Loss on sale/disposal of premises and equipment	1	2	321
Gain on sale of available-for-sale securities	(2)	(11)	(144)
Loss on sale of foreclosed assets	—	19	148
Provision for loan losses	—	(470)	400
Amortization and accretion, net	1,245	1,151	535
Stock-based compensation expense	12	19	11
Valuation adjustment on foreclosed assets	—	420	—
Deferred gain realized for foreclosed assets	(6)	(11)	—
Decrease (increase) in loans held for sale	812	(1,533)	1,093
Increase in accrued interest receivable	(106)	(75)	(50)
Decrease in other assets	369	56	544
Bank-owned life insurance income	(90)	—	—
Decrease in accrued interest payable	(20)	(18)	(59)
Increase in accounts payable and other liabilities	216	78	222

Total adjustments	2,928	73	3,563

Net cash provided by operating activities	$4,432	$1,674	$4,625

Supplemental Schedule of Non-Cash Activities:
Unrealized (loss) gain in value of securities available-for-sale	$(2,542)	$332	$889

Transfer of loans to foreclosed assets	$—	$335	$179

Transfer of foreclosed assets to loans	$—	$—	$550

See accompanying notes to consolidated financial statements.

MIDSOUTH BANK

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of MidSouth Bank and subsidiary (“the Bank”) are in accordance with accounting principles generally accepted in the United States of America and conform to general practices within the banking industry. The following is a brief summary of the more significant policies.

(a) Principles of Consolidation

The consolidated financial statements include the accounts of MidSouth Bank and its wholly-owned subsidiary, MSB Services, Inc. All significant intercompany accounts and transactions have been eliminated in consolidation.

(b) Nature of Operations

MidSouth Bank operates under a state bank charter and provides full banking services. As a state bank, the Bank is subject to regulations of the Tennessee Department of Financial Institutions and the Board of Governors of the Federal Reserve System. The area served by MidSouth Bank is Rutherford County and adjacent counties of Middle Tennessee. Services are provided at the main office and three branch offices located in Murfreesboro, Tennessee and one branch office located in Smyrna, Tennessee.

(c) Subsequent Events

The Bank has evaluated subsequent events for recognition and disclosure in the consolidated financial statements that occurred after the balance sheet date but before the consolidated financial statements are issued. During this period there were no material recognizable subsequent events that required recognition in our disclosures to the December 31, 2013 consolidated financial statements.

(d) Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to determination of the allowance for loan losses, valuation of debt and equity securities, foreclosed assets and the fair value of financial instruments.

(e) Loans

Loans are stated at the principal amount outstanding. The allowance for loan losses is shown as a reduction of loans. Certain loan origination and commitment fees and certain loan-related costs are being deferred and the net amount amortized as an adjustment of the related loan’s yield over the contractual life of the loan. Interest income on loans is accrued based on the principal amount outstanding.

The Bank follows the provisions of ASC 310, Receivables, specifically ASC 310, in relation to impaired loans. These provisions apply to impaired loans except for large groups of smaller-balance homogeneous loans that are collectively evaluated for impairment including residential mortgage and consumer loans.

MIDSOUTH BANK

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

A loan is impaired when it is probable that the Bank will be unable to collect the scheduled payments of principal and interest due under the contractual terms of the loan agreement. Impaired loans are measured at the present value of expected future cash flows discounted at the loan’s effective interest rate, at the loan’s observable market price, or the fair value of the collateral if the loan is collateral dependent. If the measure of the impaired loan is less than the recorded investment in the loan, the Bank recognizes impairment by creating a valuation allowance with a corresponding charge to the provision for loan losses or by adjusting an existing valuation allowance for the impaired loan with a corresponding charge or credit to the provision for loan losses.

The Bank’s consumer and residential mortgage loans which total $1,370 and $39,927, respectively, at December 31, 2013, are divided into various groups of smaller-balance homogeneous loans that are collectively evaluated for impairment and, thus, are not subject to the provisions of ASC 310. In certain situations where consumer or residential mortgage loans are part of a larger relationship that is being evaluated for impairment, those loans are included in the ASC 310 provision calculation. Substantially all other loans of the Bank are evaluated for impairment under the provisions of ASC 310.

The Bank considers all loans subject to the provisions of ASC 310 that are on a nonaccrual status to be impaired. Loans are placed on nonaccrual status when doubt as to timely collection of principal or interest exists, or when principal or interest is past due 90 days or more unless such loans are well-secured and in the process of collection. Past due status of loans is based on the contractual terms of the loan. Delays or shortfalls in loan payments are evaluated along with various other factors to determine if a loan is impaired. Generally, delinquencies under 90 days are considered insignificant unless certain other factors are present which indicate impairment is probable. The decision to place a loan on nonaccrual status is also based on an evaluation of the borrower’s financial condition, collateral, liquidation value, and other factors that affect the borrower’s ability to pay.

Generally, at the time a loan is placed on nonaccrual status, all interest accrued and uncollected on the loan in the current fiscal year is reversed from income, and all interest accrued and uncollected from the prior year is charged off against the allowance for loan losses. Thereafter, interest on nonaccrual loans is recognized as interest income only to the extent that cash is received and future collection of principal is not in doubt. If the collectibility of outstanding principal is doubtful, such cash received is applied as a reduction of principal. A nonaccrual loan may be restored to an accruing status when principal and interest are no longer past due and unpaid and future collection of principal and interest on a timely basis is not in doubt.

Loans not on nonaccrual status are classified as impaired in certain cases when there is inadequate protection by the current net worth and financial capacity of the borrower or of the collateral pledged, if any. In those cases, such loans have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt, and if such deficiencies are not corrected, there is a probability that the Bank will sustain some loss. In such cases, interest income continues to accrue as long as the loan does not meet the Bank’s criteria for nonaccrual status.

Generally, the Bank also classifies as impaired any loans the terms of which have been modified in a troubled debt restructuring. Interest is generally accrued on such loans that continue to meet the modified terms of their loan agreements.

The Bank’s charge-off policy for impaired loans is similar to its charge-off policy for all loans in that loans are charged off in the month when they are considered uncollectible.

MIDSOUTH BANK

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

(f) Allowance for Loan Losses

The provision for loan losses represents a charge to earnings necessary, after loan charge-offs and recoveries, to maintain the allowance for loan losses at an appropriate level which is adequate to absorb estimated losses inherent in the loan portfolio. Such estimated losses arise primarily from the loan portfolio but may also be derived from other sources, including commitments to extend credit and letters of credit (which are separately classified in other liabilities). The level of the allowance is determined on a quarterly basis using procedures which include: (1) categorizing commercial and commercial real estate loans into risk categories to estimate loss probabilities based primarily on the historical loss experience of those risk categories and current economic conditions; (2) analyzing significant commercial and commercial real estate credits and calculating specific reserves as necessary; (3) assessing various homogeneous consumer loan categories to estimate loss probabilities based primarily on historical loss experience; and (4) considering various other factors, such as changes in credit concentrations, loan mix, and economic conditions which may not be specifically quantified in the loan analysis process.

The allowance for loan losses consists of an allocated portion and an unallocated, or general, portion. The allocated portion is maintained to cover estimated losses applicable to specific segments of the loan portfolio. The unallocated portion is maintained to absorb losses which probably exist as of the evaluation date but are not identified by the more objective processes used for the allocated portion of the allowance due to risk of errors or imprecision. While the total allowance consists of an allocated portion and an unallocated portion, these terms are primarily used to describe a process. Both portions of the allowance are available to provide for inherent loss in the entire portfolio.

The allowance for loan losses is increased by provisions for loan losses charged to expense and is reduced by loans charged off net of recoveries on loans previously charged off. The provision is based on management’s determination of the amount of the allowance necessary to provide for estimated loan losses based on its evaluation of the loan portfolio. Determining the appropriate level of the allowance and the amount of the provision involves uncertainties and matters of judgment and therefore cannot be determined with precision.

(g) Securities

The Bank accounts for securities under the provisions of ASC 320, Investments—Debt and Equity Securities. Under these provisions, securities are classified in three categories and accounted for as follows:

•	Securities Held-to-Maturity

Debt securities that the Bank has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost. Amortization of premiums and accretion of discounts are recognized by the interest method. No securities have been classified as held-to-maturity.

•	Trading Securities

Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings. No securities have been classified as trading securities.

MIDSOUTH BANK

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

•	Securities Available-for-Sale

Debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as available-for-sale securities and reported at estimated fair value, with unrealized gains and losses excluded from earnings and reported in a separate component of shareholders’ equity. Premiums and discounts are recognized by the interest method.

If a decline in the fair value of a security below its amortized cost is judged by management to be an other-than-temporary loss, the cost basis of the security is written down to fair value, and the amount of the write-down is included in the statements of earnings. In estimating other-than-temporary losses, management considers the following: the length of time and extent to which fair value has been less than cost, the financial condition and near-term prospects of the issue, whether the market decline was affected by macroeconomic conditions and whether the Bank has the intention to sell the debt security before its anticipated recovery. The assessment of whether an other-than-temporary loss exists involves a high degree of subjectivity and judgment and is based on the information available to management at a point in time.

The Bank has classified all its securities as available-for-sale. Realized gains or losses from the sale of securities are recognized based upon the specific identification method.

(h) Loans Held for Sale

Mortgage loans held for sale are reported at the lower of cost or market value determined by outstanding commitments from investors at the balance sheet date. These loans are valued on an aggregate basis.

(i) Bank Premises and Equipment

Premises and equipment are stated at cost, less accumulated depreciation. Depreciation is computed by the straight-line method over the estimated useful lives of the related assets. Gain or loss on items retired and otherwise disposed of is credited or charged to operations, and cost and related accumulated depreciation are removed from the asset and accumulated depreciation accounts.

Expenditures for major renewals and improvements of bank premises and equipment are capitalized and those for maintenance and repairs are charged to earnings as incurred.

(j) Foreclosed Assets

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at the lower of cost or fair value less cost to sell at the date of foreclosure, establishing a new cost basis. Any write down at the time of transfer to foreclosed assets is charged to the allowance for loan losses. Subsequent to foreclosure, valuations are periodically performed by management, and the assets are carried at the lower of carrying amount or fair value less estimated retention and disposition costs. Revenue and expenses from operations and changes in the valuation allowance are included in non-interest expenses.

(k) Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, Federal funds sold and interest-bearing deposits at other financial institutions. Generally, Federal funds sold are purchased and sold for one-day periods. The Bank, at times, maintains deposits in excess of the Federal insurance amounts with other financial institutions. Management makes deposits only with financial institutions it considers to be financially sound.

MIDSOUTH BANK

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

(l) Interest-Bearing Accounts at Other Financial Institutions

Interest-bearing accounts at other financial institutions mature within one year and are carried at cost.

(m) Long-Term Assets

Premises and equipment and other long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at the lower of cost or fair value.

(n) Stock Options

The Bank accounts for the MidSouth Bank 2004 Stock Option Arrangement (the “Arrangement”) using the provisions of ASC 718, Compensation—Stock Compensation. The Bank recognizes stock compensation cost for services received in a share-based payment transaction over the required write-down period, generally defined as the vesting period. For awards with graded vesting, compensation cost in recognized on a straight-line basis over the requisite service period for the entire award. The compensation cost of employee and director services received in exchange for stock awards is based on the grant date fair value of the award (as determined by using a Black-Scholes option valuation model). Stock compensation expense recognized reflects estimated forfeitures, adjusted as necessary for actual forfeitures.

The fair value of each option award is estimated on the date of grant using a Black-Scholes option valuation model that uses the following assumptions. Expected volatility is based on implied volatility from comparable publicly-traded banks. The Bank uses historical data to estimate option exercise and employee termination within the valuation model; separate groups of employees that have similar historical exercise behavior are considered separately for valuation purposes. The expected term of options granted is derived from the average of: 1) the weighted average vesting term; and 2) original contractual term. The risk-free rate is based on the U.S. Treasury yield in effect at the time of grant and the weighted average expected life of the grant.

(o) Income Taxes

Provisions for income taxes are based on taxes payable or refundable for the current year (after exclusion of non-taxable income such as interest on state and municipal securities) and deferred taxes on temporary differences between the amount of taxable and pretax financial income and between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements. Deferred tax assets and liabilities are included in the consolidated financial statements at currently enacted income tax rates applicable to the period in which the deferred tax asset and liabilities are expected to be realized or settled as prescribed in ASC 740, Income Taxes. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the consolidated financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority.

MIDSOUTH BANK

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying consolidated balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination. Interest and penalties associated with unrecognized tax benefits are classified as additional income taxes in the consolidated statements of earnings, as applicable.

The Bank is currently open to audit under the statute of limitations by the Internal Revenue Service and by the State of Tennessee for the years ended December 31, 2010 through 2012. Once the Bank’s 2013 taxes are filed, the statute of limitations will change to the years ended December 31, 2011 through 2013.

(p) Advertising Costs

Advertising costs are expensed when incurred by the Bank.

(q) Off-Balance-Sheet Financial Instruments

In the ordinary course of business the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commercial letters of credit and standby letters of credit. Such financial instruments are recorded in the consolidated financial statements when they are funded or related fees are incurred or received.

(r) Derivative Financial Instruments

Derivative financial instruments are recognized as assets and liabilities in the consolidated financial statements and measured at fair value.

Derivative Loan Commitments

Mortgage loan commitments are referred to as derivative loan commitments if the loan that will result from exercise of the commitment will be held for sale upon funding. Loan commitments that are derivatives are recognized at fair value in the consolidated balance sheet with changes in their fair values recorded in fees on mortgage originations.

The Bank records a zero value for the loan commitment at inception (at the time the commitment is issued to a borrower (“the time of rate lock”), and accordingly, does not recognize the value of the expected normal servicing rights until the underlying loan is sold. Subsequent to inception, changes in fair values of the loan commitments are recognized based on changes in the fair values of the underlying mortgage loans due to interest rate changes, changes in the probability the derivative loan commitments will be exercised, and the passage of time. In estimating fair value, the Bank assigns a probability to a loan commitment based on an expectation that it will be exercised and the loan will be funded.

Forward Loan Sale Commitments

The Bank carefully evaluates each loan sales agreement to determine whether it meets the definition of a derivative as facts and circumstances may differ significantly for each agreement. If agreements qualify, to protect against the price risk inherent in derivative loan commitments, the Bank utilizes “best efforts” forward loan sales commitments to mitigate the risk of potential decreases in the values of loans that would result from

MIDSOUTH BANK

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

the exercise of the derivative loan commitments. Generally, the Bank’s best efforts contracts meet the definition of derivative instruments. Accordingly, forward loan sale commitments that economically hedge derivative loan commitments are recognized at fair value in the consolidated balance sheet with changes in their fair values recorded in fees on mortgage originations.

The Bank estimates the fair value of its forward loan sales commitments using a methodology similar to that used for derivative loan commitments.

(s) Impact of New Accounting Standards

In February 2013, the Financial Accounting Standards Board issued Accounting Standards Update 2013-02, “Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income”, which provides disclosure guidance on amounts reclassified out of accumulated other comprehensive income by component. This update did not have any impact on the Bank’s financial position or results of operations, nor did it have an impact on the Bank’s consolidated financial statements.

In January 2014, the Financial Accounting Standards Board (“FASB”) has issued Accounting Standards Update (“ASU”) No. 2014-04, “Receivables—Troubled Debt Restructurings by Creditors (Subtopic 310-40)—Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure.” The objective of the amendments in this ASU is to reduce diversity in practice by clarifying when an in substance repossession or foreclosure occurs, that is, when a creditor should be considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan such that the loan receivable should be derecognized and the real estate property recognized. Holding foreclosed real estate property presents different operational and economic risk to creditors compared with holding an impaired loan; therefore, consistency in the timing of loan derecognition and presentation of foreclosed real estate properties is of qualitative significance to users of the creditor’s financial statements. Additionally, the disclosure of the amount of foreclosed residential real estate properties and of the recorded investment in consumer mortgage loans secured by residential real estate properties that are in the process of foreclosure is expected to provide decision-useful information to many users of the creditor’s financial statements. The amendments in this ASU are effective for the Bank for annual periods, and interim periods within those annual periods, beginning after December 15, 2014. According to the ASU, an entity can elect to adopt the amendments in this ASU using either a modified retrospective transition method or a prospective transition method, and early adoption is permitted. The impact of the Bank’s adopting this ASU is not expected to be material.

(t) Reclassifications

Certain reclassifications have been made to the 2012 and 2011 amounts to conform to the presentation for 2013. Amounts provided in the narrative are shown in thousands, except for numbers of shares, per share amounts and as otherwise noted.

MIDSOUTH BANK

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

(2) LOANS AND ALLOWANCE FOR LOAN LOSSES

Loans

The classification of loans at December 31, 2013 and 2012 is as follows:

(In Thousands)	2013	2012
Commercial, financial and agricultural	$21,108	$16,689
Real estate:
Commercial	79,481	61,322
Residential	39,927	40,567
Construction and land development	26,386	16,571
Multifamily	2,419	1,088
Consumer and other	1,589	4,641

	170,910	140,878
Allowance for loan losses	(2,799)	(3,088)

Net loans	$168,111	$137,790

The Bank’s principal customers are generally in the Middle Tennessee area with a concentration in Rutherford and adjacent counties. Credit is extended to businesses and individuals and is evidenced by promissory notes. The terms and conditions of the loans, including collateral, vary depending upon the purpose of each credit and each borrower’s financial condition. At December 31, 2013, variable rate and fixed rate loans totaled $61,866 and $109,044 respectively. At December 31, 2012, variable rate and fixed rate loans totaled $44,499 and $96,379, respectively.

In 2013, 2012 and 2011, the Bank originated residential mortgage loans for sale in the secondary market of $48,592, $31,567, and $20,617, respectively. The Bank underwrites these mortgage loans and has recourse related to the mortgage loans sold that would occur if a borrower misrepresented their financial position to obtain the loan, and the Bank had knowledge of the misrepresentation but failed to act. The Bank’s recourse also extends to situations in which borrowers become more than 30 days past due on any of the first three payments due on their mortgage loans. As of December 31, 2013, the Bank had potential recourse for mortgage loans originated and sold during the fourth quarter of 2013 that totaled $8,832, for which a reserve of $15 was recorded as of December 31, 2013. The reserve was calculated based on industry historical loss factors adjusted for current environmental factors. The Bank has never been required to repurchase a loan previously sold for any such instances. The fees on mortgage loan originations totaled $1,413, $642 and $322 in 2013, 2012 and 2011, respectively.

In the normal course of business, the Bank has made loans at prevailing interest rates and terms to its executive officers, directors and their affiliates aggregating $12,491 and $10,564 at December 31, 2013 and 2012, respectively. During 2013 and 2012, $5,028 and $1,993, respectively, in loan advances were made, and $3,101 and $2,825, respectively, in repayments were made. During 2012, two of the Bank’s directors retired, resulting in a reduction in loans to insiders of $1,133. In addition, the Bank added three new directors in 2012, which added $559 to insider loans. As of December 31, 2013 and 2012, none of these loans were restructured, nor were any related party loans charged-off during the past three years.

MIDSOUTH BANK

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

Allowance for Loan Losses

Transactions in the allowance for loan losses of the Bank for the years ended December 31, 2013, 2012 and 2011 are summarized as follows:

(In Thousands)	2013	2012	2011
Balance—beginning of year	$3,088	$3,283	$4,447
Provision (deducted from)/charged to operating expense	—	(470)	400
Loans charged off	(716)	(554)	(1,943)
Recoveries	427	829	379

Balance—end of year	$2,799	$3,088	$3,283

The following table documents the activity in the allowance for loan losses by portfolio segment for the year ended December 31, 2013:

(In Thousands)	Commercial, financial and agricultural	Commercial Real Estate	Residential Real Estate	Construction and Land Development	Multifamily Real Estate	Consumer and Other	Total
Allowance for loan losses:
Beginning balance (1/1/2013)	$549	$964	$519	$1,006	$13	$37	$3,088
Charge-offs	(569)	—	(96)	(35)	—	(16)	(716)
Recoveries	194	—	39	104	—	90	427
Provisions	—	—	—	—	—	—	—

Ending balance (12/31/2013)	$174	$964	$462	$1,075	$13	$111	$2,799

The following table documents the activity in the allowance for loan losses by portfolio segment for the year ended December 31, 2012:

(In Thousands)	Commercial, financial and agricultural	Commercial Real Estate	Residential Real Estate	Construction and Land Development	Multifamily Real Estate	Consumer and Other	Total
Allowance for loan losses:
Beginning balance (1/1/2012)	$407	$1,012	$739	$1,068	$7	$50	$3,283
Charge-offs	(80)	(257)	(120)	(78)	—	(19)	(554)
Recoveries	686	—	39	63	—	41	829
Provisions	(464)	209	(139)	(47)	6	(35)	(470)

Ending balance (12/31/2012)	$549	$964	$519	$1,006	$13	$37	$3,088

MIDSOUTH BANK

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

The allocation of the allowance for loan losses by portfolio segment at December 31, 2013 was as follows:

(In Thousands)	Commercial, financial and agricultural	Commercial Real Estate	Residential Real Estate	Construction and Land Development	Multifamily Real Estate	Consumer and Other	Total
Specific reserves—Impaired loans	$136	$111	$34	$31	$—	$—	$312
General reserves	38	853	428	1,044	13	111	2,487

Total	$174	$964	$462	$1,075	$13	$111	$2,799

Loans individually evaluated for impairment	$1,384	$1,534	$771	$1,042	$—	$—	$4,731
Loans collectively evaluated for impairment	19,724	77,947	39,156	25,344	2,419	1,589	166,179

Total	$21,108	$79,481	$39,927	$26,386	$2,419	$1,589	$170,910

The allocation of the allowance for loan losses by portfolio segment at December 31, 2012 was as follows:

(In Thousands)	Commercial, financial and agricultural	Commercial Real Estate	Residential Real Estate	Construction and Land Development	Multifamily Real Estate	Consumer and Other	Total
Specific reserves—Impaired Loans	$321	$263	$186	$163	$—	$—	$933
General reserves	228	701	333	843	13	37	2,155

Total	$549	$964	$519	$1,006	$13	$37	$3,088

Loans individually evaluated for impairment	$2,037	$2,324	$1,967	$1,395	$—	$—	$7,723
Loans collectively evaluated for impairment	14,652	58,998	38,600	15,176	1,088	4,641	133,155

Total	$16,689	$61,322	$40,567	$16,571	$1,088	$4,641	$140,878

MIDSOUTH BANK

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

Impaired Loans

Impaired loans and related allowance for loan losses allocation amounts at December 31, 2013 were as follows:

	Impaired Loans With Allowance			Impaired Loans With No Allowance
(In Thousands)	Principal Balance	Recorded Investment	Allocated Allowance for Loan Losses	Principal Balance	Recorded Investment
Commercial, financial and agricultural	$219	$219	$136	$1,165	$1,166
Real estate—commercial	625	625	111	909	911
Real estate—residential:
Open ended	137	138	5	—	—
Closed ended	292	295	29	342	342
Construction and land development	490	491	31	552	552
Real estate—multifamily	—	—	—	—	—
Consumer and other	—	—	—	—	—

Total	$1,763	$1,768	$312	$2,968	$2,971

Impaired loans and related allowance for loan losses allocation amounts at December 31, 2012 were as follows:

	Impaired Loans With Allowance			Impaired Loans With No Allowance
(In Thousands)	Principal Balance	Recorded Investment	Allocated Allowance for Loan Losses	Principal Balance	Recorded Investment
Commercial, financial and agricultural	$1,220	$1,220	$321	$817	$817
Real estate—commercial	1,259	1,259	263	1,065	1,067
Real estate—residential:
Open ended	138	139	15	—	—
Closed ended	926	931	171	903	905
Construction and land development	1,395	1,395	163	—	—
Real estate—multifamily	—	—	—	—	—
Consumer and other	—	—	—	—	—

Total	$4,938	$4,944	$933	$2,785	$2,789

The average recorded investment in impaired loans for the year ended December 31, 2013 was $6,869. The related total amount of interest income recognized on the accrual basis for the period that such loans were impaired was $118 for 2013. The average recorded investment in impaired loans for the year ended December 31, 2012 was $10,396. The related total amount of interest income recognized on the accrual basis for the period that such loans were impaired was $157 for 2012. The average recorded investment in impaired loans for the year ended December 31, 2011 was $14,728. The related total amount of interest income recognized on the accrual basis for the period that such loans were impaired was $822 for 2011.

Credit Quality Indicators

The Bank categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The Bank analyzes loans

MIDSOUTH BANK

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

individually by classifying the loans as to credit risk. Loans classified as substandard or special mention are reviewed regularly by the Bank to determine if appropriately classified or to determine if the loan is impaired. The Bank’s loan portfolio is reviewed for credit quality on a semi-annual basis, with samples being selected based on loan size, credit grades, etc., to ensure that the Bank’s management is properly applying credit risk management processes.

Loans excluded from the scope of the loan review process are generally classified as pass credits until: (a) they become past due; (b) management becomes aware of deterioration in the credit worthiness of the borrower; or (c) the customer contacts the Bank for a modification. In these circumstances, the customer relationship is specifically evaluated for potential classification as to special mention, substandard or doubtful, or could even be considered for charge-off. The Bank uses the following definitions for risk ratings:

•	Pass/Watch (also known as “Special Mention”)—Loans included in this category are currently protected but are potentially weak. These loans constitute an undue and unwarranted credit risk but do not presently expose the Bank to a sufficient degree of risk to warrant adverse classification. Close management attention is required. New loans should not be made which will immediately be identified in this category. As a general rule, for the purposes of calculating a loan loss reserve, loans in this category will have the historical loss reserve percentage applied and will remain in a pool with loans that are considered acceptable or better when determining the general valuation reserve. Loans classified as special mention have potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution’s credit position at some future date.

•	Substandard—Substandard loans are inadequately protected by the current net worth and financial capacity of the borrower or of the collateral pledged, if any. Loans so classified must have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected. Loss potential, while existing in the aggregate amount of substandard assets, does not have to exist in individual assets classified as substandard. Loans in this category are evaluated individually as outlined in the Bank’s loan policy when determining the general valuation reserve.

•	Doubtful—Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full highly questionable or improbable, based on currently existing facts, conditions, and values.

The following table breaks down the Bank’s credit quality indicators by type of loan as of December 31, 2013:

Credit Risk Profile by Internally Assigned Grade

(In Thousands)	Commercial, financial and agricultural	Commercial Real Estate	Residential Real Estate	Construction and Land Development	Multifamily Real Estate	Consumer and Other	Total
Grade
Pass	$15,663	$76,304	$38,360	$25,267	$1,895	$1,555	$159,044
Special Mention	4,060	1,643	535	77	524	29	6,868
Substandard	1,385	1,534	996	1,042	—	5	4,962
Doubtful	—	—	36	—	—	—	36

Total	$21,108	$79,481	$39,927	$26,386	$2,419	$1,589	$170,910

MIDSOUTH BANK

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

The following table breaks down the Bank’s credit quality indicators by type of loan as of December 31, 2012:

Credit Risk Profile by Internally Assigned Grade

(In Thousands)	Commercial, financial and agricultural	Commercial Real Estate	Residential Real Estate	Construction and Land Development	Multifamily Real Estate	Consumer and Other	Total
Grade
Pass	$10,519	$58,050	$36,343	$12,312	$545	$4,600	$122,369
Special Mention	4,133	734	1,300	2,864	543	35	9,609
Substandard	2,037	2,538	2,878	1,395	—	6	8,854
Doubtful	—	—	46	—	—	—	46

Total	$16,689	$61,322	$40,567	$16,571	$1,088	$4,641	$140,878

Nonaccrual and Past Due Loans

The following table provides an aging analysis of the Bank’s past due loans as of December 31, 2013:

(In Thousands)	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days or Nonaccrual	Total Non-accrual and Past Due Loans	Total Current Loans	Total Loans	Recorded Investment Past Due >90 Days and Still Accruing
Commercial, financial and agricultural	$—	$—	$1,256	$1,256	$19,852	$21,108	$—
Real estate:
Commercial	—	—	1,049	1,049	78,432	79,481	—
Residential	—	—	507	507	39,420	39,927	—
Construction and land development	—	—	673	673	25,713	26,386	—
Multifamily	—	—	—	—	2,419	2,419	—
Consumer and other	—	—	—	—	1,589	1,589	—

Total	$—	$—	$3,485	$3,485	$167,425	$170,910	$—

The following table provides an aging analysis of the Bank’s past due loans as of December 31, 2012:

(In Thousands)	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days or Nonaccrual	Total Non-accrual and Past Due Loans	Total Current Loans	Total Loans	Recorded Investment Past Due >90 Days and Still Accruing
Commercial, financial and agricultural	$—	$—	$1,746	$1,746	$14,943	$16,689	$—
Real estate:
Commercial	—	—	1,820	1,820	59,502	61,322	—
Residential	258	—	705	963	39,604	40,567	—
Construction and land development	228	—	1,396	1,624	14,947	16,571	—
Multifamily	—	—	—	—	1,088	1,088	—
Consumer and other	2	—	6	8	4,633	4,641	—

Total	$488	$—	$5,673	$6,161	$134,717	$140,878	$—

MIDSOUTH BANK

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

Troubled Debt Restructurings

The Bank’s loan portfolio includes certain loans that have been modified in a troubled debt restructuring (TDR), where economic concessions have been granted to borrowers who have experienced or are expected to experience financial difficulties. These concessions typically result from the Bank’s loss mitigation activities and could include reductions in the interest rate, payment extensions, forgiveness of principal, forbearance or other actions. Certain TDR’s are classified as nonperforming at the time of restructure and may only be returned to performing status after considering the borrower’s sustained repayment performance for a reasonable period, generally six months.

The following table summarizes the carrying balances of TDR’s at December 31, 2013 and 2012:

	Carrying Balance
(In thousands)	2013	2012
Performing TDR’s	$1,073	$789
Nonperforming TDR’s	1,887	3,207

Total TDR’s	$2,960	$3,996

Troubled debt restructurings may be removed from this status if both of the following conditions exist: (1) the restructuring agreement specifies an interest rate equal to or greater than the rate that the borrower was willing to accept at the time of the restructuring for a new loan with comparable risk; and (2) the loan is not impaired based on the terms specified by the restructuring agreement. Based on these criteria, there were no TDR’s removed from this classification during the years ended December 31, 2013 and 2012. During 2013, eight TDR’s were paid in full, three TDR’s were sold, and one TDR was charged off. During 2012, three TDR’s were paid in full, and one TDR was charged off. Any loans classified as TDR’s are evaluated for impairment by the Bank if they are not already impaired at the time of restructuring.

The following table summarizes loans that were modified as TDR’s during the periods indicated:

	For the year ended December 31, 2013
(In thousands, except number of contracts)	Number of contracts	Outstanding recorded investment before modification	Outstanding recorded investment after modification
Commercial, financial and agricultural	7	$1,045	$1,045
Real estate:
Commercial	—	—	—
Residential	11	995	995
Construction and land development	—	—	—
Multifamily	—	—	—
Consumer and other	—	—	—

Total	18	$2,040	$2,040

MIDSOUTH BANK

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

For the year ended December 31, 2012
(In thousands, except number of contracts)	Number of contracts	Outstanding recorded investment before modification	Outstanding recorded investment after modification
Commercial, financial and agricultural	—	$—	$—
Real estate:
Commercial	—	—	—
Residential	3	433	433
Construction and land development	—	—	—
Multifamily	—	—	—
Consumer and other	—	—	—

Total	3	$433	$433

(3) DEBT SECURITIES

Debt securities have been classified in the consolidated balance sheets according to management’s intent. The Bank’s classification of securities at December 31, 2013 and 2012 is as follows:

	2013
	Securities Available-for-Sale
(In Thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
U.S. Treasury and other U.S. Government agencies and corporations	$5,877	$19	$1	$5,895
State and municipal securities	26,097	4	1,562	24,539
Mortgage-backed securities	47,196	401	181	47,416

	$79,170	$424	$1,744	$77,850

	2012
	Securities Available-for-Sale
(In Thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
U.S. Treasury and other U.S. Government agencies and corporations	$2,240	$21	$1	$2,260
State and municipal securities	18,242	118	76	18,284
Mortgage-backed securities	48,221	1,210	50	49,381

	$68,703	$1,349	$127	$69,925

MIDSOUTH BANK

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

The amortized cost and estimated market value of available-for-sale securities at December 31, 2013, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

(In Thousands)	Amortized Cost	Estimated Market Value
Expected Maturity
Due in one year or less	$1,220	$1,227
Due after one year through five years	35,897	36,195
Due after five years through ten years	41,331	39,706
Over ten years	722	722

	$79,170	$77,850

There were gross proceeds of $15,591, gross gains of $194, and gross losses of $96 from sales of available-for-sale securities during 2013. There were gross proceeds of $500 and gross losses of $96 from one available-for-sale security called by the issuing agency during 2013. There were gross proceeds of $4,556, gross gains of $101, and gross losses of $90 from sales of available-for-sale securities during 2012. There were gross proceeds of $13,761, gross gains of $144, and no gross losses from sales of available-for-securities during 2011.

Securities carried in the consolidated balance sheets of approximately $6,362 (approximate book value of $6,332) and $7,244 (approximate book value of $7,022) at December 31, 2013 and 2012, respectively, were pledged to secure public deposits and for other purposes as required or permitted by law.

Securities that have rates that adjust prior to maturity totaled $2,035 (approximate market value of $2,059) and $2,408 (approximate market value of $2,440) at December 31, 2013 and 2012, respectively.

The following table shows the gross unrealized losses and fair values of the Bank’s investments aggregated by investment category and length of time that individual securities have been in continuous unrealized loss position, at December 31, 2013:

	In Thousands, Except Number of Securities
	Less than 12 Months			12 Months or More			Total
	Fair Value	Unrealized Losses	Number of Securities Included	Fair Value	Unrealized Losses	Number of Securities Included	Fair Value	Unrealized Losses
U.S. Treasury and other U.S. Government agencies and corporations	$1,926	$1	2	$—	$—	—	$1,926	$1
State and municipal securities	21,564	1,469	31	1,224	93	3	22,788	1,562
Mortgage-backed securities	16,856	181	15	158	—	1	17,014	181

Total temporarily impaired securities	$40,346	$1,651	48	$1,382	$93	4	$41,728	$1,744

These securities are considered high quality investments in line with normal industry investing practices. The unrealized losses are primarily the result of changes in the interest rate and sector environments. Consistent with the original classification as available-for-sale securities, the Bank does not intend to sell any of

MIDSOUTH BANK

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

the debt securities with unrealized losses and do not believe that it is more likely than not that the Bank will be required to sell a security in an unrealized loss position prior to a recovery in its value. Accordingly, the Bank has not recognized any other-than-temporary impairment in our consolidated statements of earnings.

The Bank may sell the above or other securities in the ordinary course of business in response to unexpected and significant changes in liquidity needs, unexpected and significant increases in interest rates and/or sector spreads that significantly extend the security’s holding period, or conducting a small volume of security transactions.

(4) RESTRICTED EQUITY SECURITIES

Restricted equity securities consist of stock of the Federal Reserve Bank and the FHLB of Cincinnati amounting to $840 and $709, respectively, at December 31, 2013. At December 31, 2012, restricted equity securities consisted of stock of the Federal Reserve Bank and the FHLB of Cincinnati amounting to $841 and $709, respectively. The stock can be sold back only at par or a value as determined by the issuing institution and only to the respective financial institution or to another member institution. These securities are recorded at cost.

During the year ended December 31, 2013, the Bank purchased restricted stock of the Federal Reserve Bank for $44 and sold a portion of its restricted stock of the Federal Reserve Bank for proceeds of $45, with no gain or loss realized. During the year ended December 31, 2012, the Bank purchased restricted stock of the Federal Reserve Bank for $49 and sold none of its restricted stock of the Federal Reserve Bank. During the year ended December 31, 2011, the Bank purchased restricted stock of the Federal Reserve Bank for $90 and sold a portion of its restricted stock of the Federal Reserve Bank for proceeds of $18, with no gain or loss realized.

(5) BANK PREMISES AND EQUIPMENT

The classification of premises and equipment at December 31, 2013 and 2012 are as follows:

(In Thousands)	2013	2012
Land	$3,874	$3,874
Buildings	5,691	5,637
Furniture and equipment	2,879	3,286
Assets not in use	12	13
Construction in process	139	126

	12,595	12,936
Less accumulated depreciation	(3,953)	(4,071)

	$8,642	$8,865

Depreciation expense was $497, $446 and $542 for the years ended December 31, 2013, 2012 and 2011, respectively.

The Bank recorded a $1 loss on disposals of premises and equipment for the year ended December 31, 2013. The Bank recorded a $2 loss on disposals of premises and equipment for the year ended December 31, 2012. The Bank recorded a $321 loss on disposals of premises and equipment for the year ended December 31, 2011, which included abandonments and charges related to changes in the Bank’s plans related to its main office location.

MIDSOUTH BANK

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

(6) DEPOSITS

Deposits at December 31, 2013 and 2012 are summarized as follows:

(In Thousands)	2013	2012
Demand deposits	$49,375	$38,901
Savings deposits	2,791	2,487
Negotiable order of withdrawal accounts	44,085	35,747
Money market deposit accounts	69,728	60,071
Certificates of deposit $100,000 or greater	33,384	31,877
Other certificates of deposit	37,092	47,330
Individual retirement accounts $100,000 or greater	1,772	1,320
Other individual retirement accounts	3,721	4,019

	$241,948	$221,752

Principal maturities of certificates of deposit and individual retirement accounts at December 31, 2013 are as follows:

(In Thousands)	Total
2014	$57,026
2015	13,134
2016	3,472
2017	1,643
2018	681
Thereafter	13

$75,969

At December 31, 2013 and 2012, certificates of deposit and individual retirement accounts in denominations of $100,000 or more amounted to $35,156 and $33,197, respectively. Included in time deposits in denominations of $100,000 or more at December 31, 2013 and 2012, are approximately $32,544 and $31,070, respectively, of time deposits in denominations of $100,000 or greater through $250,000, as those qualify for expanded FDIC insurance coverage.

The aggregate amount of overdrafts reclassified as loans receivable was $43 and $9 at December 31, 2013 and 2012, respectively.

The Bank is required to maintain cash balances or balances with the Federal Reserve Bank or other correspondent banks based on certain percentages of deposit types. The average required amounts for the years ended December 31, 2013 and 2012 were approximately $1,997 and $1,491, respectively.

(7) SECURITIES SOLD UNDER AGREEMENT TO REPURCHASE

The following is a summary of information pertaining to securities sold under agreement to repurchase at December 31, 2013 and 2012:

(In Thousands)	2013	2012
Ending balance	$980	$1,044
Weighted average interest rate at year-end	0.25%	0.22%

MIDSOUTH BANK

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

Securities sold under agreement to repurchase, which are classified as secured borrowings, generally mature within one to four days from the transaction date. Securities sold under agreement to repurchase are reflected at the amount of cash received in connection with the transaction. The Bank may be required to provide additional collateral based on the fair value of the underlying security. The securities sold under agreement to repurchase are collateralized by government agency and mortgage-backed securities held by the Bank.

Information concerning securities sold under agreement to repurchase is summarized below for the year ended December 31, 2013 and 2012:

(In Thousands)	2013	2012
Average daily balance during the year	$685	$1,897
Maximum month-end balance during the year	$1,407	$3,903
Average interest rate during the year	0.24%	0.28%

(8) BORROWINGS

The Bank has executed a blanket pledge and security agreement with the FHLB of Cincinnati in the amount of $15,000 at December 31, 2013 and 2012, which encompasses certain types of loans as collateral for these borrowings. The maximum borrowing capacity for future borrowings, including term loans and the line of credit, was $11,507 and $15,000 at December 31, 2013 and 2012, respectively.

A summary of the Bank’s borrowings is as follows:

(Dollars In Thousands)	Principal	Interest rate	Maturity date	Total committed
December 31, 2013
Short-term borrowings:
FHLB cash management advance line	$5,000	0.11%	1/7/2014	$15,000

Total short-term borrowings	5,000			15,000

Long-term borrowings:
FHLB term note (fixed rate)	—	—%

Total long-term borrowings	—

Total borrowings	$5,000			$15,000

December 31, 2012
Short-term borrowings:
FHLB cash management advance line	$—	—%		$15,000

Total short-term borrowings	—			15,000
Long-term borrowings:
FHLB term note (fixed rate)	—	—%

Total long-term borrowings	—

Total borrowings	$—			$15,000

MIDSOUTH BANK

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

(9) NON-INTEREST INCOME AND NON-INTEREST EXPENSE

The significant components of non-interest income and non-interest expense for the years ended December 31 are presented below:

(In Thousands)	2013	2012	2011
Non-interest income:
Service charges on deposit accounts	$356	$402	$400
Fees on mortgage originations	1,413	642	322
Fees from brokerage operations	658	592	599
Other fees and commissions	716	593	497
Gain on sales of foreclosed assets, net	6	11	—
Gain on sale of available-for-sale securities	2	11	144

Total non-interest income	$3,151	$2,251	$1,962

(In Thousands)	2013	2012	2011
Non-interest expense:
Employee salaries and benefits	$5,985	$4,856	$4,399
Occupancy expenses	710	749	837
Furniture and equipment expense	407	371	311
Professional fees	900	571	467
Advertising expense	148	151	170
Data processing expense	582	499	441
Computer network expense	162	141	101
Computer software amortization	25	10	18
Loss on sales/disposals of premises and equipment	1	2	321
Foreclosed asset expenses	27	48	75
Loss on sales of foreclosed assets, net	—	8	148
Valuation losses on foreclosed assets	—	420	—
FDIC insurance	194	213	501
Other operating expenses	1,419	1,424	1,152

Total non-interest expense	$10,560	$9,463	$8,941

MIDSOUTH BANK

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

(10) INCOME TAXES

The components of the net deferred income tax asset at December 31, 2013 and 2012 were as follows:

(In Thousands)	2013	2012
Deferred tax asset:
Federal	$5,478	$5,654
State	1,120	1,156

	6,598	6,810

Deferred tax liability:
Federal	114	626
State	24	128

	138	754

Total net deferred assets	6,460	6,056
Less valuation allowance	(6,460)	(6,056)

Net deferred assets	$—	$—

The tax effects of each type of significant item that gave rise to deferred tax assets (liabilities) at December 31, 2013 and 2012 are:

(In Thousands)	2013	2012
Financial statement allowance for loan losses in excess of the tax allowance	$(4)	$335
Net operating loss carry forward	5,267	5,657
Stock compensation expense recognized for financial statement purposes and deferred for tax purposes	76	72
Unrealized contributions carryovers	7	7
Stock dividends on FHLB stock recognized for financial statement purposes and deferred for tax purposes	(9)	(9)
Interest on non-accrual loans deferred for financial statement purposes and recognized for tax purposes	135	132
Capital loss carryover	454	454
Allowance for foreclosed assets recognized for financial statement purposes and deferred for tax purposes	153	153
Excess of depreciation deducted for tax purposes over the amounts deducted for financial statements	(113)	(264)
Loan fees recognized for tax purposes deferred for financial statements	(12)	(13)
Excess of estimated market value over amortized cost related to available-for-sale securities	506	(468)

	6,460	6,056
Valuation allowance	(6,460)	(6,056)

	$—	$—

Management reviews the Bank’s deferred tax assets for realization based upon historical taxable income, prudent and feasible tax planning strategies, the expected timing of the reversals of existing temporary differences and expected future taxable income. The Bank records a valuation allowance to reduce our deferred tax assets to the amount that management believes will more likely than not be realized.

MIDSOUTH BANK

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

The components of income tax expense (benefit) are summarized as follows:

(In Thousands)	2013	2012	2011
Current:
Federal	$—	$—	$—
State	—	—	—

	—	—	—

Deferred:
Federal	473	524	353
State	97	107	72

	570	631	425

Change in valuation allowance related to realization of deferred tax assets	(570)	(631)	(425)

Actual tax expense	$—	$—	$—

A reconciliation of actual income tax expense (benefit) in the consolidated financial statements to the “expected” tax benefit (computed by applying the statutory Federal income tax rate of 34% to loss before income taxes) is as follows:

(In Thousands)	2013	2012	2011
Computed “expected” tax benefit	$511	$544	$361
State income taxes, net of effect of Federal income taxes	64	71	46
Disallowed deductions	(5)	16	18
Benefit of book net operating losses not recognized	—	—	—
Reversal of valuation allowance related to deferred tax assets, net	(570)	(631)	(425)

Actual tax expense	$—	$—	$—

At December 31, 2013, the Bank has a net operating loss carry-forward for tax purposes of approximately $13,756 which are available to reduce Federal income taxes. Unused carry forwards begin to expire in 2025.

As of December 31, 2013 and December 31, 2012, the Bank did not have any unrecognized tax benefits. The Bank does not expect the total amount of unrecognized tax benefits to significantly increase or decrease in the next 12 months. The Bank recognizes interest related to income tax matters as interest expense and penalties related to income tax matters as other noninterest expense and did not have any accrued interest and/or penalties at December 31, 2013 or 2012. No interest or penalties related to tax matters was incurred during 2013 or 2012. The Bank and its subsidiary are subject to U.S. federal income tax as well as Tennessee state income tax.

(11) COMMITMENTS AND CONTINGENCIES

During November, 2004, the Bank entered into a ground lease for their branch location on Memorial Boulevard in Murfreesboro, Tennessee. The agreement provides for lease payments of $7 per month through November 2014. Thereafter, the lease payments will be adjusted every five years based on the change in the Consumer Price Index for the prior five-year lease term as provided by the Bureau of Labor Statistics of the United States Department of Labor. The ground lease expires in November 2024.

MIDSOUTH BANK

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

Future minimum payments under the remaining operating lease as of December 31, 2013 are as follows:

(In Thousands)	Total
Year Ending December 31,
2014	$82
2015	82
2016	82
2017	82
2018	82
Thereafter	477

$887

Rental payments under all leases totaled $82 for each of the years ended December 31, 2013, 2012 and 2011, respectively.

The Bank has lines of credit with other financial institutions, including the FHLB, totaling $54,500. Included in these lines of credit is a fully-secured $25,000 reverse repurchase line of credit with one financial institution. At December 31, 2013, a $5,000 short-term advance from FHLB was outstanding under these lines of credit.

(12) FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

The Bank is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist primarily of commitments to extend credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheets. The contract or notional amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

	Contract or Notional Amount
(In Thousands)	2013	2012
Financial instruments whose contract amount represent credit risk:
Unused commitments to extend credit	$51,893	$41,391
Standby letters of credit	1,008	677

Total	$52,901	$42,068

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to be drawn upon, the total commitment amounts generally represent future cash requirements. The Bank evaluates each customer’s credit-worthiness on a case-by-case basis. The amount of collateral, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the counterparty. Collateral normally consists of real property.

MIDSOUTH BANK

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. Most guarantees extend from one to two years. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The fair value of standby letters of credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements, the likelihood of the counterparties drawing on such financial instruments and the present creditworthiness of such counterparties. Such commitments have been made on terms which are competitive in the markets in which the Bank operates, thus, the fair value of standby letters of credit equals the carrying value for the purposes of this disclosure. The maximum potential amount of future payments that the Bank could be required to make under the guarantees totaled $1,008 and $677 at December 31, 2013 and 2012, respectively.

(13) ON-BALANCE SHEET DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

Derivative Loan Commitments

Mortgage loan commitments are referred to as derivative loan commitments if the loans that will result from the exercise of the commitments will be held for sale upon funding. The Bank enters into commitments to fund residential mortgage loans at specified times in the future, with the intention that these loans will subsequently be sold in the secondary market. A mortgage loan commitment binds the Bank to lend funds to a potential borrower at a specified interest rate and within a specified period of time, generally up to 60 days after inception of the rate lock.

Outstanding derivative loan commitments expose the Bank to the risk that the price of the loans arising from exercise of the loan commitments might decline from inception of the rate locks to funding of the loans due to increases in mortgage interest rates. If interest rates increase, the values of these loan commitments decrease. Conversely, if interest rates decrease, the values of these loan commitments increases. The notional amount of undesignated mortgage loan commitments was $2,686 and $3,812 at December 31, 2013 and 2012, respectively. The total fair value of such commitments was immaterial as of December 31, 2013 and 2012.

Forward Loan Sale Commitments

To protect against the price risk inherent in derivative loan commitments, the Bank utilizes “best efforts” forward loan sale commitments to mitigate the risk of potential decreases in the values of loans that would result from the exercise of the derivative loan commitments.

With a “best efforts” contract, the Bank commits to deliver an individual mortgage loan of a specified principal amount and quality to an investor if the loan to the underlying borrower closes. Generally, the price the investor will pay the seller for an individual loan is specified prior to the loans being funded (e.g., on the same day the lender commits to lend funds to a potential borrower).

The Bank expects that these forward loan sales commitments will experience changes in fair values opposite to the change in fair values of derivative loan commitments. The notional amount of undesignated forward loan sale commitments was $2,029 and $2,841 at December 31, 2013 and 2012, respectively. The total fair value of such commitments was immaterial as of December 31, 2013 and 2012.

MIDSOUTH BANK

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

(14) CONCENTRATION OF CREDIT RISK

Practically all of the Bank’s loans, commitments, and commercial and standby letters of credit have been granted to customers in the Bank’s market area. Practically all such customers are depositors of the Bank. The concentrations of credit by type of loan are set forth in note 2 to the consolidated financial statements.

At December 31, 2013 and 2012, the Bank had no cash and due from banks included in commercial bank deposits in excess of the Federal Deposit Insurance Corporation limit of $250,000 per institution.

(15) REGULATORY MATTERS AND RESTRICTIONS ON DIVIDENDS

The Bank is subject to regulatory capital requirements administered by the Board of Governors of the Federal Reserve System and the Tennessee Department of Financial Institutions. Failure to meet capital requirements can initiate certain mandatory—and possibly additional discretionary—actions by regulators that could, in that event, have a direct material effect on the institution’s consolidated financial statements. The relevant regulations require the Bank to meet specific capital adequacy guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting principles. The Bank’s capital classifications are also subject to qualitative judgments by the Regulators about components, risk weightings and other factors. Those qualitative judgments could also affect the Bank’s capital status and the amount of dividends the Bank may distribute.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2013 and 2012, that the Bank meets all capital adequacy requirements to which they are subject.

As of December 31, 2012, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as “well-capitalized” under the regulatory framework for prompt corrective action. To be categorized as “well-capitalized”, an institution must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios set forth in the following tables. There are no conditions or events since the notification that management believes have changed the Bank’s category.

The Bank’s actual capital amounts and ratios as of December 31, 2013 and 2012 are also presented in the following table:

	Actual		Minimum Capital Requirement		Minimum To Be Well- Capitalized Under Prompt Corrective Action Provisions
(Dollars In Thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2013:
Total capital to risk weighted assets	$31,621	15.0%	$16,840	8.0%	$21,050	10.0%
Tier 1 capital to risk weighted assets	$28,987	13.8%	$8,420	4.0%	$12,630	6.0%
Tier 1 capital to average assets	$28,987	10.7%	$10,807	4.0%	$13,509	5.0%
December 31, 2012:
Total capital to risk weighted assets	$29,537	17.8%	$13,302	8.0%	$16,628	10.0%
Tier 1 capital to risk weighted assets	$27,446	16.5%	$6,651	4.0%	$9,977	6.0%
Tier 1 capital to average assets	$27,446	11.2%	$9,789	4.0%	$12,236	5.0%

MIDSOUTH BANK

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

(16) PREFERRED STOCK

Since December 2009, MidSouth Bank has issued non-cumulative convertible preferred stock through two separate offerings: 1) Series 2009A Preferred Stock; and 2) Series 2011-A Preferred Stock. Both of these issues of preferred stock are discussed in the paragraphs that follow.

During December 2009, the Bank issued 415,190 shares of non-cumulative convertible Series 2009A Preferred Stock. The issuance resulted in additional capital of $2,027, net of stock issuance costs. During 2010, the Bank issued an additional 609,538 shares of non-cumulative convertible Series 2009A Preferred Stock. The 2010 issuance resulted in additional capital of $2,956, net of stock issuance costs. During 2011, 2,000 shares of Series 2009A Preferred Stock were converted to 4,000 shares of the Bank’s common stock. During 2013, 5,171 shares of Series 2009A Preferred Stock were converted to 10,342 shares of the Bank’s common stock. There were no shares of Series 2009A Preferred Stock converted to common stock during 2012. Since each share of this series of preferred stock is convertible into two shares of common stock, there was no effect on the Bank’s total capital by either of the conversions noted in 2011 and 2013.

The liquidation preference for the Series 2009A Preferred Stock is $5.00 per share. The Series 2009A Preferred Stock is not redeemable. Each share of Series 2009A Preferred Stock will automatically convert into shares of the Bank’s common stock on March 31, 2015, subject to certain limitations. Each share of Series 2009A Preferred Stock is convertible into two shares of the Company’s common stock. Additionally, anyone who purchased the Series 2009A Preferred Stock received one detachable warrant to purchase one share of the Bank’s common stock for every five shares of the Series 2009A Preferred Stock that they purchased. These detachable warrants and their related terms are discussed further in Footnote 17.

As of December 31, 2013, 2012 and 2011, there were 1,017,557, 1,022,728, and 1,022,728 shares of Series 2009A Preferred Stock outstanding, respectively.

On March 22, 2011, the Bank initiated an offering of shares of non-cumulative convertible Series 2011-A Preferred Stock that ended on June 30, 2011. The sales of this series of preferred stock resulted in the issuance of 242,350 shares of Series 2011-A Preferred Stock, which amounted to additional capital of $1,325, net of issuance costs. The liquidation preference for the Series 2011-A Preferred Stock is $5.00 per share, and this series of preferred stock is non-redeemable. Each share of Series 2011-A Preferred Stock is convertible into two shares of the Bank’s common stock by the shareholder at any time, but if not converted voluntarily by the shareholder, each share of this preferred stock will automatically convert into two shares of the Bank’s common stock on May 31, 2016, subject to certain limitations. Additionally, anyone who purchased the Series 2011-A Preferred Stock received one detachable warrant to purchase one share of the Bank’s common stock for every five shares of the Series 2011-A Preferred Stock that they purchased. These detachable warrants and their related terms are discussed further in Footnote 17.

There were 242,350 shares of Series 2011-A Preferred Stock outstanding as of December 31, 2013, 2012, and 2011.

(17) STOCK WARRANTS

Detachable Warrants Issued with Preferred Stock

As part of the original offering of Series 2009A Preferred Stock, for every five shares of Series 2009A Preferred Stock purchased, a shareholder received one detachable warrant which provides the shareholder the

MIDSOUTH BANK

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

ability to purchase one share of common stock. The purchase price for the common stock shares from these warrants is equal to 75% of the fully converted book value of the Bank’s common stock as of the previous quarter-end date (unaudited). The exercise price cannot, however, exceed $10.00 per share or be less than $2.50 per share. The exercise price for these warrants as of December 31, 2013 was $3.25 per share based on a fully converted book value of $4.33 as of December 31, 2013. For each recipient, the warrants received are required to be exercised by March 31, 2016. At that time the warrants will expire. During 2013, there were 3,004 Series 2009A warrants exercised. During 2012, there were 6,369 Series 2009A warrants exercised. During 2011, there were 965 Series 2009A warrants exercised. There were 193,221, 196,225 and 202,594 Series 2009A warrants outstanding as of December 31, 2013, 2012 and 2011, respectively. As of December 31, 2013, 2012 and 2011, each Series 2009A detachable warrant had a fair value of $0.01 per share, $0.01 per share and $0.03 per share, respectively. The fair value of the outstanding detachable warrants that were issued in tandem with the Series 2009A Preferred Stock was determined to be approximately $10, $15 and $30 at December 31, 2013, 2012 and 2011, respectively.

In addition, as part of the offering of Series 2011-A Preferred Stock, for every five shares of Series 2011-A Preferred Stock purchased, the shareholder received one detachable warrant which provided the shareholder the ability to purchase one share of common stock. The purchase price for the common stock shares from these warrants is equal to 85% of the fully converted book value of the Bank’s common stock as of the previous quarter-end date (unaudited). The exercise price cannot, however, exceed $11.00 per share or be less than $2.75 per share. The exercise price for the Series 2011-A warrants as of December 31, 2013 was $3.68 per share based on a fully converted book value of $4.33 as of December 31, 2013. For each recipient, the warrants received are required to be exercised by May 31, 2017. At that time the warrants will expire. A total of 48,469 warrants were issued with the Series 2011-A Preferred Stock. During 2013, 4,000 Series 2011-A warrants were exercised, and during 2012, 928 Series 2011-A warrants were exercised. There were 43,541, 47,541 and 48,469 Series 2011-A warrants outstanding as of December 31, 2013, 2012 and 2011, respectively. As of December 31, 2013, each Series 2011-A detachable warrant had a fair value of $0.02, as of December 31, 2012 each Series 2011-A detachable warrant had a fair value of $0.02 per share and as of December 31, 2011, each Series 2011-A detachable warrant had a fair value of $0.04 per share. The fair value of the detachable warrants that were issued in tandem with the Series 2011-A Preferred Stock was determined to be approximately $5 at both December 31, 2013 and 2012.

The fair value of both series of the detachable warrants as of December 31, 2013 was estimated using the Black-Scholes warrant pricing model and the following assumptions:

	Series 2009A Warrants	Series 2011-A Warrants
Risk free interest rate	2.10%	2.10%
Expected life of warrants	2.25 years	3.42 years
Expected dividend yield	0.00%	0.00%
Expected volatility	15%	15%

As of December 31, 2013, each Series 2009A detachable warrant had a fair value of $0.011 per share. The fair value of the Series 2009A Preferred Stock and the fair value of the detachable warrants were summed, and the carrying amounts for the Series 2009A Preferred Stock and the detachable warrants were calculated based on an allocation of the two fair value components. The aggregate fair value result for both the Series 2009A Preferred Stock outstanding and the related detachable warrants was calculated to be $5,088, with 0.2% of this aggregate total allocated to the detachable warrants and 99.8% allocated to the Series 2009A Preferred Stock. As a result of this allocation, the detachable warrants had a fair value of $10, and the Series 2009A Preferred Stock had a fair value of $5,078 as of December 31, 2013.

MIDSOUTH BANK

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

As of December 31, 2013, each Series 2011-A detachable warrant had a fair value of $0.021 per share. The fair value of the Series 2011-A Preferred Stock and the fair value of the detachable warrants were summed, and the carrying amounts for the Series 2011-A Preferred Stock and the detachable warrants were calculated based on an allocation of the two fair value components. The aggregate fair value result for both the Series 2011-A Preferred Stock and the related detachable warrants was calculated to be $1,333, with 0.4% of this aggregate total allocated to the detachable warrants and 99.6% allocated to the Series 2011-A Preferred Stock. As a result of this allocation, the detachable warrants had a fair value of $5, and the Series 2011-A Preferred Stock had a fair value of $1,328 as of December 31, 2013.

(18) STOCK OPTION ARRANGEMENT

In October, 2004, the shareholders of the Bank approved the MidSouth Bank 2004 Stock Option Arrangement (the “Arrangement”). The Arrangement provided for the granting of stock options, and authorized the issuance of common stock upon the exercise of such options, for up to 380,000 shares of common stock to employees and organizers of the Bank and up to 143,080 shares of common stock for future use as decided by the Board of Directors.

Under the Arrangement, stock option awards were granted in the form of incentive stock options or non-statutory stock options, and were generally exercisable for up to ten years following the date such option awards are granted. Exercise prices of incentive stock options must be equal to or greater than 100% of the fair market value of the common stock on the grant date and generally vest at the end of four years. Certain option awards provide for accelerated vesting if there is a change in control (as defined in the Arrangement).

The fair value of each option award is estimated on the date of grant using the Black-Scholes option pricing model that uses the assumptions noted in the following table. Expected volatility is based on the historical volatility of the Bank’s common stock and other factors. The Bank uses historical data to estimate option exercise and employee termination with the valuation model. The expected term of options granted represents the period of time that options granted are expected to be outstanding. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant. No options were granted during 2013, 2012 or 2011.

During 2012, the Board of Directors of MidSouth Bank evaluated the Bank’s financial improvement since 2009, and to reward and incent the Bank’s personnel and directors for the progress made by the Bank during the recessionary period, the Board elected to change the exercise price of the options that were outstanding at November 30, 2012 to $3.65 per share. This was done through the issuance of amendments to the original stock option agreements, and the value was based upon a valuation of the Bank’s stock that was conducted by an independent third party located outside the Bank’s local market. As of November 30, 2012, there were 334,800 stock options repriced, and the options outstanding and exercisable at December, 31, 2012 are shown in the table below.

In addition to changing the exercise price of the options, the outstanding options became non-incentive stock options, and a new vesting schedule was established for the options. The new vesting schedule was established as 20% vesting each year on December 31, with the first vesting occurring on December 31, 2012 and the vesting period extending through December 31, 2016. The expiration date of the options was also changed to December 31, 2032.

MIDSOUTH BANK

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

The following table is a summary of the Bank’s stock options as of December 31, 2013:

Option Activity	Shares	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Maturity In Years	Aggregate Intrinsic Value (In 000’s)
Outstanding at December 31, 2010	384,800	$9.71
Granted	—	—
Exercised	—	—
Forfeited	(19,000)	9.47

Outstanding at December 31, 2011	365,800	9.72
Granted	—	—
Exercised	—	—
Forfeited	(31,000)	10.00

Outstanding at December 31, 2012	334,800	3.65
Granted	—	—
Exercised	—	—
Forfeited	(8,500)	3.65

Outstanding at December 31, 2013	326,300	$3.65	19.0	$244

Exercisable at December 31, 2013	130,520	$3.65	19.0	$49

There was no intrinsic value in stock options exercised during the years ended December 31, 2013 and 2012 since there were no options exercised during these periods. The weighted average grant-date fair value of options at December 31, 2013 was $0.73. As of December 31, 2013, there were 155,080 stock options that were available to issue under the Arrangement.

As of December 31, 2013, there was $37 of total unrecognized compensation cost related to non-vested share-based compensation granted under the Arrangement. The cost is expected to be recognized over a weighted-average period of 2.0 years. The total fair value of shares vested during the years ended December 31, 2013 and 2012 was $47 and $49, respectively. Compensation cost recognized for the years ended December 31, 2013, 2012 and 2011 totaled $12, $19 and $11, respectively.

(19) ADDITIONAL RELATED PARTY TRANSACTIONS

In the normal course of business, the Bank utilizes legal and landscaping services which are provided by companies with board member relationships. During 2013, 2012 and 2011, the fees paid to these companies were insignificant.

(20) RETIREMENT PLAN

The Bank has in effect a 401(k) retirement plan that covers eligible employees. To participate in the plan an employee must have reached the age of 18. The provisions of the plan provide for both employee and employer contributions; however, the employer match was suspended beginning in April 2009 as part of the bank’s expense reduction initiative, and the suspension of the employer match continued through the year ended December 31, 2012. During 2013, the employer match was reinstated, and as a result, the Bank contributed $121 to this plan during the year ended December 31, 2013. The Bank made no contributions to this plan during the years ended December 31, 2012 and 2011.

MIDSOUTH BANK

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

(21) EARNINGS PER COMMON SHARE

ASC 260, Earnings Per Share, establishes uniform standards for computing and presenting earnings per share. The computation of basic earnings per share is based on the weighted average number of common shares outstanding during the period. For the Bank the computation of diluted earnings per share begins with basic earnings per share plus the effect of common shares contingently issuable from convertible preferred stock, stock options and warrants.

The following is a summary of the components comprising basic and diluted earnings per common share (EPS):

(In Thousands, Except Share and Per Share Amounts)	2013	2012	2011
Basic EPS Computation:
Numerator—Earnings for the year	$1,504	$1,601	$1,062
Denominator—Weighted average number of common shares outstanding	3,866,283	3,853,321	3,846,611

Basic earnings per common share	$0.39	$0.42	$0.28

Diluted EPS Computation:
Numerator—Earnings for the year	$1,504	$1,601	$1,062
Denominator:
Weighted average number of common shares outstanding	3,866,283	3,853,321	3,846,611
Dilutive effect of preferred stock	2,523,866	2,530,156	2,392,057
Dilutive effect of stock options	45,127	93,088	—
Dilutive effect of warrants	57,469	76,195	—

	6,492,745	6,552,760	6,238,668

Diluted earnings per common share	$0.23	$0.24	$0.17

The effects of stock option exercises and warrant purchases in the diluted earnings per share calculation were considered to be zero for 2011 since the impact of the exercise of these derivative securities would be accretive and, thus, anti-dilutive due to average exercise prices exceeding the market values in the cases of both the stock options and the warrants.

(22) FAIR VALUE

The Bank applies ASC 820, Fair Value Measurements and Disclosures, which defines fair value as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. Under ASC 820, fair value measurements are not adjusted for transaction costs. ASC 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements). The three levels of the fair value hierarchy under ASC 820 are described below:

Basis of Fair Value Measurement:

Level 1—Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets.

MIDSOUTH BANK

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

Level 2—Significant other observable inputs other than Level 1 prices such as quoted prices in markets that are not active, quoted prices for similar assets, or other inputs that are observable, either directly or indirectly, for substantially the full term of the asset.

Level 3—Significant unobservable inputs that reflect a reporting entity’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

A financial instrument’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

The fair values of securities available-for-sale are generally determined by matrix pricing, which is a mathematical technique widely used in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities (Level 2 inputs).

The carrying value of bank-owned life insurance is determined using financial information received from insurance carriers indicating the performance of the insurance policies and cash surrender values. The Bank reflects this asset within Level 3 of the valuation hierarchy due to the unobservable inputs included in the valuation of these items. The Bank does not consider the fair values of these policies to be materially sensitive to changes in these unobservable inputs.

The fair value of loans held for sale is based upon binding contracts and quotes from third party investors (Level 2 inputs).

Impaired loans are evaluated and valued at the time the loan is identified as impaired, at the lower of cost or fair value. Fair value is measured based on the value of the collateral securing these loans and is classified at a level 3 in the fair value hierarchy. Collateral may be real estate and/or business assets including equipment, inventory and/or accounts receivable and is determined based on appraisals performed by qualified licensed appraisers hired by the Bank. Appraised and reported values may be discounted based on management’s historical knowledge, changes in market conditions from the time of valuation, and/or management’s expertise and knowledge of the client and client’s business. Such discounts are typically significant and result in a Level 3 classification of the inputs for determining fair value. Impaired loans are reviewed and evaluated on at least a quarterly basis for additional impairment and adjusted accordingly, based on the same factors identified above.

Level 3 is for positions that are not traded in active markets or are subject to transfer restrictions, and/or where valuations are adjusted to reflect illiquidity and/or non-transferability. Such adjustments are generally based on available market evidence. In the absence of such evidence, management’s best estimate is used.

MIDSOUTH BANK

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

Financial Assets and Liabilities Measured at Fair Value on a Recurring Basis

Financial assets and liabilities measured at fair value on a recurring basis at December 31, 2013 are summarized below:

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Carrying Value as of December 31, 2013
	(In thousands)
Assets at December 31, 2013
Securities available-for-sale	$13,134	$64,716	$—	$77,850
Cash surrender value of bank-owned life insurance	—	—	3,090	3,090

Financial assets and liabilities measured at fair value on a recurring basis at December 31, 2012 are summarized below:

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Carrying Value as of December 31, 2012
	(In thousands)
Assets at December 31, 2012
Securities available-for-sale	$2,260	$67,665	$—	$69,925

The table below presents a reconciliation and income statement classification of gains and losses for all financial assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the year ended December 31, 2013 and 2012:

Fair Value Measurements Using Significant Unobservable Inputs (Level 3)

	Carrying Value
(In Thousands)	2013	2012
Opening Balance, January 1	$—	$2,221
Total unrealized gains (losses) included in:
Net Income	90	—
Other comprehensive income	—	49
Purchases, sales, issuances and settlements, net	3,000	—
Transfers in and (out) of level three	—	(2,270)

Ending Balance, December 31	$3,090	$—

MIDSOUTH BANK

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

Financial Assets and Liabilities Measured at Fair Value on a Non-Recurring Basis

The following table represents financial assets and liabilities measured at fair value on a non-recurring basis as of December 31, 2013. The valuation methodology used to measure the fair value of these loans is described earlier in this footnote.

(In thousands)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Carrying Value as of December 31, 2013
	(In thousands)
Assets at December 31, 2013
Impaired loans, net	$—	$—	$4,419	$4,419
Loans held for sale	$—	$2,029	$—	$2,029

The following table represents financial assets and liabilities measured at fair value on a non-recurring basis as of December 31, 2012. The valuation methodology used to measure the fair value of these loans is described earlier in this footnote.

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Carrying Value as of December 31, 2012
	(In thousands)
Assets at December 31, 2012
Impaired loans, net	$—	$—	$6,790	$6,790
Loans held for sale	$—	$2,841	$—	$2,841

Loans held for sale, which are carried at the lower of cost or fair value, did not have an impairment charge for 2013 or 2012.

Impaired loans, which are measured for impairment using the fair value of the collateral for collateral dependent loans, had carrying amounts of $4,731 and $7,723 as of December 31, 2013 and 2012, respectively, with valuation allowances of $312 and $933 as of December 31, 2013 and 2012, respectively.

Non-financial Assets and Liabilities Measured at Fair Value on a Non-Recurring Basis

The following represent nonfinancial assets and liabilities measured at fair value on a non-recurring basis as of December 31, 2013. The valuation methodology used to measure the fair value of foreclosed assets is described below.

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Carrying Value as of December 31, 2013
	(In thousands)
Assets at December 31, 2013
Foreclosed assets	$—	$—	$800	$800

MIDSOUTH BANK

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

The following represent nonfinancial assets and liabilities measured at fair value on a non-recurring basis as of December 31, 2012. The valuation methodology used to measure the fair value of foreclosed assets is described below.

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Carrying Value as of December 31, 2012
	(In thousands)
Assets at December 31, 2012
Foreclosed assets	$—	$—	$800	$800

Foreclosed assets are valued at the time the loan is foreclosed upon and the asset is transferred to foreclosed assets. The value is based primarily on third party appraisals, less costs to sell. The appraisals are generally discounted based on management’s historical knowledge, changes in market conditions from the time of valuation, and/or management’s expertise and knowledge of the client and the client’s business. Such discounts are typically significant and result in a Level 3 classification of inputs for determining fair value. Foreclosed assets are reviewed and evaluated on at least an annual basis for additional impairment and adjusted accordingly, based on the same factors identified above. Foreclosed assets had a carrying amount of $800 at both December 31, 2013 and 2012, which is made up of an outstanding balance of $1,200 with a $400 valuation allowance. Changes in the valuation allowance on foreclosed assets outstanding at December 31, 2012 resulted in a write-down of $400 in addition to a write-down of $20 that had been recorded earlier in 2012.

Cash and short-term investments

For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

Certificates of Deposit at Other Financial Institutions

Fair values for certificates of deposit at other financial institutions are estimated using a discounted cash flow analysis that applies interest currently being offered on certificates to a schedule of aggregated contractual maturities on such instruments.

Restricted Equity Securities

The carrying amount for these securities is a reasonable estimate of their fair value.

Securities

The carrying amounts for short-term securities approximate fair value because they mature in 90 days or less and do not present unanticipated credit concerns. The fair value of longer-term securities and mortgage-backed securities is estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers. The fair value of certain state and municipal securities is not readily available through market sources other than dealer quotations, so fair value estimates are based on quoted market prices of similar instruments, adjusted for differences between the quoted instruments and the instruments being valued.

Accounting standards specify that fair values should be calculated based on the value of one unit without regard to any premium or discount that may result from concentrations of ownership of a financial instrument, possible tax ramifications, or estimated transaction costs. Accordingly, these considerations have not been incorporated into the fair value estimates.

MIDSOUTH BANK

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

Loans

Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial, mortgage and other consumer. Each loan category is further segmented into fixed and adjustable rate interest terms.

The fair value of the various categories of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining average estimated maturities.

The estimated maturity for mortgages is modified from the contractual terms to give consideration to management’s experience with prepayments. Management has made estimates of fair value discount rates that it believes to be reasonable. However, because there is no market for many of these financial instruments, management has no basis to determine whether the fair value presented below would be indicative of the value negotiated in an actual sale.

The value of the loan portfolio is also discounted in consideration of the credit quality of the loan portfolio as would be the case between willing buyers and sellers. Particular emphasis has been given to loans on the Bank’s internal watch list. Valuation of these loans is based upon borrower performance, collateral values (including external appraisals), etc.

Loans Held for Sale

These instruments are carried in the consolidated balance sheet at the lower of cost or market value. The fair values of these instruments are based on subsequent liquidation values of the instruments which did not result in any significant gains or losses.

Deposit Liabilities

The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities. Under accounting standards the fair value estimates for deposits do not include the benefit that results from the low cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market.

Federal Funds Purchased and Sold

The carrying amounts approximate fair values as Federal funds are overnight borrowings or investments.

Advances from FHLB

Short-Term Advances

The carrying amounts of short-term advances approximate fair value as they mature within 90 days.

Long-Term Advances

The fair values of the Bank’s long-term advances are estimated using discounted cash flow analyses based on the Bank’s current incremental borrowing rates for similar types of borrowing arrangements.

MIDSOUTH BANK

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

Securities Sold Under Agreement to Repurchase

The carrying amounts approximate fair values as repurchase agreements are overnight instruments.

Commitments to Extend Credit, Standby Letters of Credit and Financial Guarantees Written

Loan commitments are made to customers generally for a period not to exceed one year and at the prevailing interest rates in effect at the time the loan is closed. Commitments to extend credit related to construction loans are made for a period not to exceed one year with interest rates at the current market rate at the date of closing. In addition, standby letters of credit are issued for periods extending from one to two years with rates to be determined at the date the letter of credit is funded. Fees are only charged for the construction loans and the standby letters of credit and the amounts unearned at December 31, 2013, are insignificant. Accordingly, these commitments have no carrying value and management estimates the commitments to have no significant fair value.

The carrying values and estimated fair values of the Bank’s remaining financial instruments at December 31, 2013 and 2012 are as follows:

(In Thousands)	Carrying amount	Estimated fair value	Quoted market prices in an active market (Level 1)	Models with significant observable market parameters (Level 2)	Models with Significant unobservable market Parameters (Level 3)
December 31, 2013
Financial assets:
Certificates of deposit at other financial institutions	$1,732	$1,763	$—	$—	$1,763
Restricted equity securities	1,549	1,549	—	—	1,549
Loans, net of allowance	168,111	169,933	—	—	169,933
Financial liabilities:
Deposits	241,948	241,939	—	—	241,939
FHLB advance	5,000	5,000	—	—	5,000
Securities sold under agreement to repurchase	980	980	—	—	980
Off balance sheet instruments:
Commitments to extend credit	—	—	—	—	—
Standby letters of credit	—	—	—	—	—

December 31, 2012
Financial assets:
Certificates of deposit at other financial institutions	$1,482	$1,536	$—	$—	$1,536
Restricted equity securities	1,550	1,550	—	—	1,550
Loans, net of allowance	137,790	137,762	—	—	137,762
Financial liabilities:
Deposits	221,752	221,949	—	—	221,949
Securities sold under agreement to repurchase	1,044	1,044	—	—	1,044
Off balance sheet instruments:
Commitments to extend credit	—	—	—	—	—
Standby letters of credit	—	—	—	—	—

MIDSOUTH BANK

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

Limitations

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instruments. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank’s entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Bank’s financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on estimating on-and-off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Other significant assets and liabilities that are not considered financial assets or liabilities include deferred tax assets and liabilities and property, plant and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

(23) QUARTERLY FINANCIAL DATA (UNAUDITED)

Selected quarterly results of operations for the four quarters ended December 31, 2013 and 2012 are as follows:

	(In Thousands, except per share data)
	2013				2012
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Interest income	$2,582	$2,506	$2,371	$2,370	$2,388	$2,458	$2,388	$2,340
Net interest income	2,363	2,286	2,146	2,118	2,112	2,161	2,070	2,000
Provision for loan losses	—	—	—	—	(470)	—	—	—
Earnings before income taxes	22	514	481	487	388	443	394	376
Net earnings	22	514	481	487	388	443	394	376
Basic earnings per common share	0.01	0.13	0.12	0.13	0.11	0.11	0.10	0.10
Diluted earnings per common share	0.01	0.08	0.07	0.07	0.05	0.07	0.06	0.06

(24) PENDING ACQUISITION

In November 2013, the Bank entered into an Agreement and Plan of Reorganization and Bank Merger with Franklin Financial Network, Inc. and Franklin Synergy Bank (the “Agreement”). The acquisition was announced on November 20, 2013, and the Bank filed a Form 8-K with the Board of Governors of the Federal Reserve System on November 20, 2013. Once the acquisition is consummated, the Bank will be merged with Franklin Synergy Bank and will become part of the Franklin Financial Network, Inc. holding company. Please refer to the Agreement as reported on Form 8-K, which is included on the Bank’s website at www.midsouthbanking.com under the “Federal Reports” tab of the Bank’s “Shareholder Information” page.